Exhibit 5.1

FORM OF OPINION

[Holland & Knight LLP Letterhead]

_______, 2012

PositiveID Corporation
1690 South Congress Avenue, Suite 200
Delray Beach, FL 33445

Ladies and Gentlemen:

We have acted as special counsel to PositiveID Corporation, a Delaware corporation (the “Company”), in connection with the filing of pre-effective amendment No. 1 to the registration statement on Form S-1 (File No. 333-180645) (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”) with the Securities and Exchange Commission (the “SEC”). The Registration Statement relates to the registration by the Company of an aggregate of up to (a) $2,500,000 aggregate principal amount of 10% convertible notes  (the “Notes”), (b) [____] shares of our common stock, par value $0.01 per share (the “Common Stock”) (the “Conversion Shares”) underlying the Notes, (c) warrants to purchase [______] shares of Common Stock  (the “Warrants”), (d) [________] shares of Common Stock (the “Warrant Shares”) underlying the Warrants, (e) warrants to purchase [________] shares of Common Stock issuable to the placement agent (the “Placement Agent Warrants”), (f) [_______] shares of Common Stock (the “Placement Agent Warrant Shares”) underlying the Placement Agent Warrants, and (g) [________] shares of Common Stock to cover shares of Common Stock which may be issued to the Investors (as defined below) as a result of conversion or exercise price anti-dilution adjustments applicable to the Notes and Warrants, interest payments on the Notes in shares of Common Stock, (the “Adjustment Shares”). The Notes, Conversion Shares, Warrants, Warrant Shares and Adjustment Shares are collectively referred to herein as the “Securities.”  The Securities are to be sold to one or more investors (the “Investors”) pursuant to a Securities Purchase Agreement (the “Purchase Agreement”), between the Company and the Investors. The Placement Agent Warrants and Placement Agent Warrant Shares are to be issued pursuant to a Placement Agency Agreement (the “Placement Agency Agreement”) between the Company and the placement agent.

In so acting, we have examined the following documents: (i) the Registration Statement, (ii) the Second Amended and Restated Certificate of Incorporation, as amended, (iii) the Amended and Restated By-laws, as amended, of the Company, (iv) certain resolutions of the Board of Directors of the Company relating to the approval and registration of the Securities, the Placement Agent Warrants and Placement Agent Warrant Shares, (v) the form of Note, (vi) the form of Warrant, (vii) the form of Placement Agent Warrant, (viii) a certificate of an officer of the Company, and (ix) such other documents we deemed necessary in order to render the opinions below.

In addition, we have examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below. As to various questions of fact material to this opinion, we have relied upon representations of officers or directors of the Company and documents furnished to us by the Company without independent verification of their accuracy. We have assumed and relied on the truth, completeness, authenticity of all documents (other than items (iv), (v), (vi) and (vii)) and records examined, the genuineness of all signatures and the legal capacity of natural persons.

Based upon and subject to the assumptions, qualifications and limitations set forth in this letter, we are of the opinion that:

1.

The Notes are duly authorized and are binding obligations of the Company.

2.

The Conversion Shares, have been duly authorized and, if and when issued upon the conversion of the Notes in accordance with the terms of the Notes will be validly issued, fully paid and non-assessable.

3.

The Warrants have been duly authorized and when the Warrants have been issued and paid for in accordance with the terms and conditions of the Purchase Agreement, upon issuance, the Warrants will constitute valid and binding obligations of the Company.

4.

The Warrant Shares have been duly authorized and, upon issuance of the Warrant Shares in accordance with the terms of the Warrants and receipt of the consideration specified therein, will be validly issued, fully paid and non-assessable.

5.

The Placement Agent Warrants have been duly authorized and when the Placement Agent Warrants have been issued in accordance with the terms and conditions of the Placement Agency Agreement, upon issuance, the Placement Agent Warrants will constitute valid and binding obligations of the Company.

6.

The Placement Agent Warrant Shares have been duly authorized and, upon issuance of the Placement Agent Warrant Shares in accordance with the terms of the Placement Agent Warrants and receipt of the consideration specified therein, will be validly issued, fully paid and non-assessable.

7.

The Adjustment Shares and, if and when issued upon the conversion of the Notes in accordance with the terms of the Notes or sold, paid for and issued upon the exercise of the Warrants in accordance with the terms of the Warrants will be validly issued, fully paid and non-assessable.

This opinion is subject to applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws of general applicability, affecting or limiting the rights of creditors, and general principles of equity, including (without limitation) concepts of materiality, reasonableness, good faith and fair dealing, and other similar doctrines affecting the enforceability of agreements generally (regardless of whether considered in a proceeding in equity or at law).

The foregoing opinion is limited to the General Corporation Law of the State of Delaware, including all Delaware statutes, all Delaware court decisions and all provisions of the Delaware constitution that affect the interpretation of the General Corporation Law and the federal laws of the United States of America.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement. In addition, we consent to the reference to our name under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission issued thereunder.

HOLLAND & KNIGHT LLP